Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Record Net Income of $953,000, Increase of 45% and Record Net Sales of $9.9 million for the Second Quarter

FORT LAUDERDALE, FL--(PRNewswire - August 14, 2017) – Ocean Bio-Chem, Inc. (NASDAQ OBCI) announced today record second quarter 2017 net income of approximately $953,000, or $0.10 per common share, compared to net income of approximately $657,000, or $0.07 per common share, for the second quarter of 2016, an increase of approximately $296,000 or 45%. The 2017 second quarter net income is the highest second quarter net income in the Company’s history.

The Company also announced record net sales for the second quarter and the first six months of 2017. For the second quarter of 2017, net sales were approximately $9.9 million, compared to approximately $8.7 million for the second quarter of 2016, an increase of approximately 14% or $1.2 million.

For the six months ended June 30, 2017, net income was approximately $1,456,000, or $0.16 per common share, compared to net income of approximately $116,000, or $0.01 per common share, for the same period in 2016, an increase of approximately $1,341,000. The net income for the first six months of 2017 constitutes a Company record for the first six months of the year, 40% higher than the Company’s previous record first half results in 2011.

For the first six months of 2017, net sales were approximately $18.3 million, compared to approximately $15.5 million for the first six months of 2016, an increase of approximately 18% or $2.8 million. This is the fifth consecutive year, net sales reached record levels for the first six month of the year.

(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
NET SALES	$9,903	$8,724	$18,295	$15,474
PRE-TAX INCOME	$1,399	$1,002	$2,140	$177
NET INCOME	$953	$657	$1,456	$116

EPS BASIC & DILUTED	$0.10	$0.07	$0.16	$0.01
DIVIDEND DECLARED PER COMMON SHARE	$0.06	-	$0.06	$0.06

Ocean Bio-Chem Chairman, President and Chief Executive Officer Peter Dornau stated, "In addition to our record second quarter net sales, it is important to note that the sales increases are at higher average gross margins. Our overall gross margin percentage for the second quarter of 2017 increased to 43.2%, the highest second quarter gross margin percentage we have experienced in several years. More importantly, our second quarter gross profit dollars increased to $4.3 million and our second quarter operating income was approximately $1.4 million, both second quarter records.”

Mr. Dornau continued: “There were several factors behind the Company’s excellent financial performance. We continue to increase the sales of our higher margin Star brite® branded products to our major customers. In addition, we have improved efficiencies in our manufacturing facilities as production volumes increase.

We are optimistic that our performance in the second half of 2017 will continue to be strong. Among other things, we are excited about our planned entry into the pet supply market with our introduction of Performacide® and several other products during the remainder of 2017, which will give us an entry into this billion-dollar market. Our marketing plans are to continue to develop specific products/packaging with marketing strategies, targeting specific industries for continued future growth of sales.

Mr. Dornau concluded: “Our plant expansion is progressing on schedule, and we currently anticipate that production in the expanded portion of our facilities will begin in the first quarter of 2018. Finally, we are very pleased that our strong financial performance enabled us to pay, during the second quarter of 2017, a special dividend of $0.06 to our shareholders. This is the second consecutive year that we have paid a $0.06 per share special dividend.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports equipment, outdoor power equipment and motorcycles under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company's web sites are:

www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.Odorstar.com

Forward-looking Statements:

Certain statements contained in this Press Release including without limitation, Company performance in the second half of 2017, the Company’s entry into the pet market and commencement of production in the expanded portion of the Company’s plant, constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," "could" including the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Actual results could differ materially from those expressed or implied in the forward-looking statements due to, among other things, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; unanticipated delays in the launch of products for the pet market; unanticipated delays in construction of, or financing for, the expansion of the Company’s facilities; changes in interest rates and foreign exchange rates, and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016.

Contacts:

Peter Dornau

President & CEO

pdornau@starbrite.com

954-587-6280

Jeff Barocas
Vice President & CFO

Jbarocas@starbrite.com

954-587-6280

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